Exhibit 16.1


                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 8, 2004, by and among BIO-ONE CORPORATION, a Nevada corporation ("Bio-One"), WEIFANG SHENGTAI PHARMACEUTICALS CO. LTD., a Company organized under the laws of the People's Republic of China ("Shengtai"), and 39 INDIVIDUAL SHAREHOLDERS OF SHENGTAI (the "Original Shareholders").

                                    RECITALS:
                                    ---------

         A. The Original Shareholders own all the equity of Shengtai (the "Shengtai Equity"), which constitutes all the registered capital of Shengtai.

         B. The Original Shareholders desire to exchange fifty-one percent (51%) of Shengtai Equity (the "Shengtai Capital") for cash and newly-issued shares of preferred stock par value $0.001 per share of Bio-One (the "Bio-One Series A Preferred Stock"), on the terms and conditions set forth herein. This transaction is intended to be tax-free under the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT:
                                   ----------

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and premises set forth herein for certain other good and valuable consideration, the receipt and adequacy which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. STOCK PURCHASE, PURCHASE PRICE AND RELATED TRANSACTIONS.

         1.1. INCORPORATION OF RECITALS. The foregoing recitals are true and correct and are incorporated by this reference.

         1.2. PURCHASE PRICE AND SALE. Bio-One shall acquire and the Original Shareholders shall sell to Bio-One fifty-one percent (51%) of the capital stock of Shengtai in exchange for the Purchase Price (as defined below) as set forth in Section 2 hereof.

         1.3. PURCHASE PRICE. In consideration of the purchase by Bio-One of the Shengtai Capital, Bio-One shall (a) pay to the Original Shareholders cash in an amount equal to Two Million Dollars (US $2,000,000) and (b) issue to the Original Shareholders two million and ninety thousand (2,090,000) shares (the "Bio-One Series A Preferred Shares") of Bio-One Series A Preferred Stock, par value $0.001 per share (the "Bio-One Series A Preferred Stock"). The Bio-One Series A Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation of Series A Preferred Stock, in the form attached hereto as EXHIBIT "A" (the "Certificate of Designation of Series A Preferred Stock").

         1.4. CLOSING AND EFFECTIVE DATE. The closing shall occur as soon as practicable after the satisfaction of the conditions precedent set forth in Sections 6, 7 and 8 hereof, but in no event later than June 30, 2004 (the

"Closing"). The date of Closing is referred to herein as the "Closing Date." The Closing shall take place at the principal offices of Bio-One's counsel, or at such other place as may be mutually agreed upon by Bio-One and the Original Shareholders. At the Closing, (i) the Original Shareholders shall deliver to Bio-One original stock certificates representing the Shengtai Capital, together with stock powers duly executed in blank; and (ii) Bio-One shall deliver Two Million Dollars (US $2,000,000) and the Bio-One Series A preferred Shares to the Original Shareholders.

         1.5. CONVERSION OF BIO-ONE SERIES A PREFERRED SHARES. The Original Shareholders shall be entitled to convert the Bio-One Series A Preferred Shares into shares of common stock, par value $0.001 per share, of Bio-One (the "Bio-One Common Stock") in accordance with the terms and conditions set forth in the Certificate of Designation of Series A Preferred Stock and as set forth herein. The Original Shareholders shall not convert any of the Bio-One Series A Preferred Shares prior to the one (1) year anniversary of the Closing Date. The Original Shareholders may elect to: (a) convert a maximum of eight-hundred thirty-eight thousand seven-hundred fifty (838,750) shares of the Bio-One Series A Preferred Shares into Bio-One Common Stock after the one (1) year anniversary of the Closing Date; and (b) convert a maximum of one million two-hundred fifty-one thousand two-hundred fifty (1,251,250) shares of the Bio-One Series A Preferred Shares into Bio-One Common Stock after the two (2) year anniversary of the Closing Date. Each share of Bio-One Series A Preferred Stock shall be convertible into one (1) share of Bio-One Common Stock as set forth in the Certificate of Designation of Series A Preferred Stock. In the event that Shengtai converts all of the Bio-One Series A Preferred Shares and such Bio-One Series A Preferred Shares in the aggregate are less than Four Million One Hundred Eighty Thousand Dollars (US $4,180,000) of Bio-One Common Stock, as valued on the dates such Bio-One Series A Preferred Shares were converted into Bio-One Common Stock, Bio-One shall issue the difference of such amount to the Original Shareholders in shares of Bio-One Common Stock valued on the date the last conversion of Bio-One Series A Preferred Shares were converted by the Original Shareholders into shares of Bio-One Common Stock.

         1.6. FRACTIONAL SHARES; LOST CERTIFICATES. Neither certificates nor scrip for fractional shares of Bio-One Common Stock shall be issued. Any fractional interest in Bio-One Common Stock to be issued pursuant this Agreement shall be rounded up or down to the nearest whole share. Bio-One shall deliver the pro-rata portion of the Purchase Price attributable to any certificate which has been lost or destroyed upon receipt of evidence satisfactory to Bio-One and its counsel of ownership of Shengtai Equity represented thereby and of appropriate indemnification to Bio-One.

         1.7. JOINT VENTURE.

                  1.7.1. FORMATION OF THE JOINT VENTURE COMPANY. Bio-One and the Original Shareholders acknowledge and agree that Bio-One and the Original Shareholders entered into that certain Contract for Joint Ventures, dated February 8, 2004 (the "Contract for Joint Venture") and Articles of Joint Venture, dated February 8, 2004 and have agreed to convert Shengtai from a limited liability company wholly owned by Chinese individuals into a Sino-foreign equity joint venture limited liability company, organized under the laws of the People's Republic of China (the "Joint Venture Company").

                  1.7.2. BIO-ONE'S INITIAL INVESTMENT IN THE JOINT VENTURE COMPANY. Bio-One and the Original Shareholders hereby agree that the Two Million Dollars (US $2,000,000) cash portion of the Purchase Price shall be treated as Bio-One's initial investment in the Joint Venture Company as set forth in
Article 10 of the Contract for Joint Venture.

                  1.7.3. DISTRIBUTION OF JOINT VENTURE COMPANY PROFITS. Bio-One and the Original Shareholders hereby agree that the Original Shareholders shall be entitled to receive the first Two Million Dollars (US $2,000,000) of profit earned by the Joint Venture Company. Thereafter, Bio-One and the Original Shareholders hereby agree that Bio-One shall be entitled to fifty-one percent (51%) of any and all distributions of profit of the Joint Venture Company and the Original Shareholders shall be entitled to forty-nine percent (49%) of any and all distributions of profit of the Joint Venture Company.

                  1.7.4. SALE OF OWNERSHIP INTERESTS IN JOINT VENTURE COMPANY. In the event that the Original Shareholders shall desire to sell any or all of its ownership interest in the Joint Venture Company, Bio-One and Shengtai hereby agree that Bio-One shall, as permitted by the applicable laws, have a first right of first refusal to purchase the Original Shareholders' ownership interests in the Joint Venture Company.

                  1.7.5. BOARD OF DIRECTORS OF THE JOINT VENTURE COMPANY. Bio-One. and the Original Shareholders hereby agree that Bio-One shall nominate a majority of the members of the Board of Directors of the Joint Venture Company.

                  1.7.6. INTRODUCTION TO FUNDING SERVICES AND NUTRITIONAL SUPPLEMENT INDUSTRY IN THE UNITED STATES. During the two (2) years following the Closing, Bio-One hereby agrees to use its best efforts to introduce the Joint Venture Company to potential funding sources and contacts in the nutritional supplement industry in North America.

2. ADDITIONAL AGREEMENTS.

         2.1. ACCESS AND INSPECTION. Each party hereto has allowed, and shall continue to allow the other parties (as applicable) and their authorized representatives full access to all of the properties, books, contracts, commitments and records of the other party for the purpose of making such investigations as each party may reasonably requested in connection with the transactions contemplated hereby. Each party shall finish the other parties such information concerning its affairs as any other party may reasonably request. Shengtai and the Original Shareholders have caused and shall continue to cause the personnel of Shengtai to assist Bio-One in making such investigation and shall use their best efforts to cause the counsel, accountants, and other non-employee representatives of Shengtai to be reasonably available to Bio-One for such purposes. The Original Shareholders shall cause Shengtai to comply with its all obligations under this Agreement. Bio-one has caused and shall continue to cause the personnel of Bio-One to assist Shengtai and the Original Shareholders in making its investigation and shall use its best efforts to cause the counsel, accountants, and other non-employee representatives of Bio-One to be reasonably available to Shengtai and the Original Shareholders for such purposes.

         2.2. CONFIDENTIAL TREATMENT OF INFORMATION. From and after the date hereof, the parties hereto shall and shall cause their representatives to hold in confidence this Agreement (including the Schedules hereto), all matters relating hereto and all data and information obtained with respect to the other parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process. In the event this Agreement is terminated pursuant to Section 10 hereof, each party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

         2.3. NONCOMPETITION.

                  2.3.1. COMPETITIVE BUSINESS. From and after the Closing Date and for a period of two (2) years thereafter (the "Restricted Period"), the Original Shareholders shall not directly or indirectly compete with Shengtai, Bio-One and/or the Joint Venture Company by owning, managing, controlling or participating in the ownership, management or control of or be employed by or engaged in any Competitive Business (as defined herein) in any location in the United States and/or the People's Republic of China in which Shengtai, Bio-One and/or the Joint Venture Company are doing business. As used herein, a "Competitive Business" is any other corporation, partnership, proprietorship, firm or other business entity which is engaged in a "core business of Shengtai, Bio-One and/or the Joint Venture Company". A "core business of Shengtai, Bio-One and/or the Joint Venture Company" is the development, production, marketing, and/or selling of products in the nutritional supplement industry.

Notwithstanding the above, any individual in the Original Shareholders may become employed by or engaged by a "Competitive Business" so long as such individual is not involved directly in that part of the Competitive Business which is competitive with the "core business of Shengtai, Bio-One and/or the Joint Venture Company." In addition, any individual in the Original Shareholders may be employed by or engaged by any business which after the Closing Date becomes a "Competitive Business," if such employment or engagement occurred prior to Shengtai, Bio-One and/or the Joint Venture Company are entering into a new "core business of Bio-One" (whether by acquisition or through their own initiative), which caused such other business to become a Competitive Business. Also, this Section is not violated if the Original Shareholders owns no more than five percent (5%) of shareholding of any Competitive Business.

                  2.3.2. NON-INTERFERENCE. From and after the date hereof and during the Restricted Period, the Original Shareholders shall not induce or solicit any employee of Bio-One, Shengtai and/or the Joint Venture Company or any person doing business with Bio-One, Shengtai and/or the Joint Venture Company to terminate his or her employment or business relationship with Bio-One, Shengtai and/or the Joint Venture Company or otherwise interfere with any such relationship.

                  2.3.3. CONFIDENTIALITY. The Original Shareholders agree and acknowledge that, by reason of the nature of the Original Shareholders' ownership interest in Bio-One, the Original Shareholders will have or may have access to and become informed of confidential and secret information which is a competitive asset of Bio-One, Shengtai and/or the Joint Venture Company ("Confidential Information"), including, without limitation, technology, any lists of customers, financial statistics, research data or any other statistics and plans contained in profit plans, capital plans, critical issue plans, strategic plans or marketing or operation plans or other trade secrets of

Bio-One, Shengtai and/or the Joint Venture Company and any of the foregoing which belong to any person or company but to which the Original Shareholders have had access by reason of his relationship with Bio-One, Shengtai and/or the Joint Venture Company. The Original Shareholders agree faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use any such Confidential Information. The Original Shareholders acknowledge that all manuals, instruction books, price lists, information and records and other information and aids relating to the business of Bio-One, Shengtai and/or the Joint Venture and any and all other documents containing Confidential Information furnished to the Original Shareholders by Bio-One, Shengtai and/or the Joint Venture Company or otherwise acquired or developed by the Original Shareholders, shall at all times be the property of Bio-One, Shengtai and/or the Joint Venture Company, as the case may be. Upon the termination of this Agreement, the Original Shareholders shall return to Bio-One any such property or documents which are in their possession, custody or control, but the Original Shareholders' obligation of confidentiality shall survive such termination and unless any such Confidential Information shall have become, through no fault of the Original Shareholders, generally known to the trade. The obligations of the Original Shareholders under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Original Shareholders may have to Bio-One, Shengtai and/or the Joint Venture Company under general legal or equitable principles or under an Executive Management Agreement (as hereinafter defined). Notwithstanding the above, however, Bio-One acknowledges that the Original Shareholders have extensive experience in the genual industry in which Bio-One, Shengtai and/or the Joint Venture Company operates, and these restrictions are not intended to prevent the Original Shareholders from using his knowledge of the industry. These restrictions only apply to technology which is owned by Bio-One, Shengtai and/or the Joint Venture Company, or was learned by the Original Shareholders as shareholders of Bio-One.

                  2.3.4. NO SOLICITATION OF COMPETING TRANSACTIONS. From and after the date hereof until the later of the Closing Date or the termination of this Agreement, the Original Shareholders will not, directly or indirectly, and will instruct his respective representatives not to, directly or indirectly, solicit or initiate (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer that constitutes: (a) a merger, consolidation, share exchange, business combination or other similar transaction; (b) a sale, lease, exchange, transfer or other disposition of any significant assets of Shengtai or the Joint Venture Company, other than in the ordinary course of business or sales of obsolete materials; or (c) an acquisition of any Shengtai capital stock of the Joint Venture Company (collectively, a "Competing Transaction"), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of their representatives to take any such action. The Joint Venture Company or Shengtai immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted with respect to a Competing Transaction.

                  2.3.5. REMEDIES. It is expressly agreed by the Original Shareholders and Bio-One that the provisions in this Section 2 are reasonable for purposes of preserving for Bio-One, Shengtai and the Joint Venture Company, its business, goodwill and Confidential Information. It is also agreed that if any provision is found by a court having jurisdiction to be unreasonable because of scope, area or time, then that provision shall be amended to correspond in scope, area and time to that considered reasonable by a court and as amended shall be enforced and the remaining provisions shall remain effective. In the event any breach of these provisions by the Original Shareholders, the parties recognize and acknowledge that a remedy at law will be inadequate and Bio-One may suffer irreparable injury. The Original Shareholders consents to injunctive and other appropriate equitable relief without the posting of a bond upon the institution of proceedings therefor by Bio-One in order to protect Bio-One's rights. Such relief shall be in addition to any other relief to which Bio-One may be entitled at law, in equity, or under any other agreement between the Original Shareholders and Bio-One. The provisions of this Section 2.3 (including the subsections) shall survive the termination of this Agreement.

         2.4. PUBLIC ANNOUNCEMENTS. The parties will consult with each other before issuing any press releases or otherwise making any public statement with respect to this Agreement or any of the transactions contemplated hereby and no party will issue any such press release or make any such public statement without the prior written consent of the other parties, except as may be required by law or by the rules and regulations of any governmental authority or securities exchange.

         2.5. SECURITIES LAW MATTERS.

                  2.5.1. PRIVATE PLACEMENT. The issuance of the Bio-One Shares to the Original Shareholders hereunder shall not be registered under the Securities Act of 1933, as amended, (the "Securities Act") by reason of the exemption provided by Section 4(2) thereof, and such shares may not be further transferred unless such transfer is registered under applicable securities laws or, in the opinion of Bio-One's counsel, such transfer complies with an exemption from such registration. All certificates evidencing the Bio-One Shares to be issued to Original Shareholders shall be legended to reflect the foregoing restriction.

         2.6. FURTHER ASSURANCES. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Shengtai Equity to Bio-One and to consummate the transactions contemplated by this Agreement.

         2.7. EXECUTIVE MANAGEMENT AGREEMENT. At Closing, the Original Shareholders shall execute and deliver an Executive Management Agreement (the "Executive Management Agreement") with Bio-One in the form attached hereto as EXHIBIT "C."

         2.8. CONSISTENT TAX FILING POSITION. Each of the parties hereto shall file all federal income tax returns in a manner consistent with the intended tax-free nature of this transaction.

3. REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE ORIGINAL SHAREHOLDERS AND SHENGTAI.

         To further induce Bio-One to enter into this Agreement and to consummate the transactions contemplated hereby, Shengtai and the Original Shareholders each hereby jointly and severally represent and warrant to and covenant with Bio-One as follows:

         3.1. ORGANIZATION AND QUALIFICATION; ABSENCE OF SUBSIDIARIES. Shengtai is a corporation duly organized and validly existing and in good standing under the laws of the People's Republic of China and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted. Shengtai is in good standing in the Changle County, Shandong Province, People's Republic of China,. Shengtai is duly qualified or licensed and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, financial condition, prospects or future business of Shengtai (collectively, a "Shengtai Material Adverse Effect"). Shengtai does not have any subsidiaries nor an equity interest in any partnerships or joint venture arrangements or other business entity.

         3.2. CAPITALIZATION AND RELATED MATTERS.

                  3.2.1. EQUITY; CAPITALIZATION. As of the date hereof, all the equity of Shengtai consists of its registered capital in the total amount of Six Million Four Hundred and Four Thousand RenMinBi (RMB6,440,000). All of the Shengtai Capital are owned of record, legally and beneficially by the Original Shareholders. The Shengtai Capital are free and clear of any and all security interests, encumbrances, and rights of any kind or nature whatsoever (collectively, "Encumbrances"), and upon delivery of the Shengtai Capital hereunder, Bio-One will acquire title thereto, free and clear of any and all Encumbrances. Other than voting rights, redemption rights and such other rights conferred by Shengtai's charter documents and by applicable Chinese statutes, there exist no Securities Rights (as defined herein) with respect to the Shengtai Capital. All rights and powers to vote the Shengtai Capital are held exclusively by the Original Shareholders. All of the Shengtai Capital are validly issued, fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable securities laws and regulations. The certificates representing the Shengtai Capital to be delivered to Bio-One at the Closing are, and the signatures and endorsements thereof or stock powers relating thereto will be, valid and genuine. For the purposes of this section, "Securities Rights" means, with respect to the Shengtai Capital (whether issued or unissued) or any other securities convertible into or exchangeable for Shengtai Capital, and includes all written or unwritten contractual rights relating to the issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting of the Shengtai Capital and all rights conferred by Shengtai's governing documents and by any applicable agreement.

                  3.2.2. LIABILITIES AND OBLIGATIONS. To the Original Shareholders' knowledge, Shengtai has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, which individually or in the aggregate would have a Shengtai Material Adverse Effect except: (i) those reflected or reserved against on the Shengtai Financial Statements (as defined herein) in the amounts shown therein; (ii) those that have arisen in the ordinary course of business of Shengtai after the Balance Sheet Date (as defined herein) through the Closing Date, none of which, individually or in the aggregate, has had or will have a Shengtai Material Adverse Effect on the business or financial condition of Shengtai; and (iii) those set forth in SCHEDULE 3.6.

         3.3. CHARTER DOCUMENTS AND BY-LAWS. Shengtai has heretofore made available to Bio-One a complete and correct copy of its charter and organizational documents and the by-Laws of Shengtai. Such charter and organizational documents and by-Laws are in full force and effect.

         3.4. AUTHORITY RELATIVE TO THIS AGREEMENT. Shengtai and the Original Shareholders have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The Original Shareholders have full right and capacity to enter into this Agreement and to carry out his or her obligations hereunder. The execution and delivers of this Agreement by Shengtai and the Original Shareholders, the performance by the Original Shareholders of his or her obligations hereunder and the consummation by Shengtai of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shengtai or the Original Shareholders as are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Shengtai and the Original Shareholders and constitutes the legal, valid and binding obligations of Shengtai and the Original Shareholders, enforceable against Shengtai and the Original Shareholders in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors' rights generally.

         3.5. PERMITS AND LICENSES; COMPLIANCE. To the best knowledge of the Original Shareholders and Shengtai, Shengtai is in possession of all permits and licenses necessary for the conduct of its business and, as of the date hereof, no suspension or cancellation of any such permits or licenses is pending or, to the knowledge of the Original Shareholders and Shengtai after reasonable investigation, threatened, except where the failure to possess, or the suspension or cancellation of, any such permits or licenses would not, individually or in the aggregate, have a Shengtai Material Adverse Effect. To the best knowledge of the Original Shareholders and Shengtai, Shengtai is not in conflict with, or in default or violation of, (a) any law applicable to Shengtai or by which any property or asset of Shengtai is bound or (b) any permit or license, other than conflicts or violations which, individually or in the aggregate, would not have a Shengtai Material Adverse Effect.

         3.6. FINANCIAL STATEMENTS. True and complete copies of (a) the audited balance sheet of Shengtai for the fiscal period ended as of December 31, 2003 (the "Balance Sheet Date") and the related audited statements of income, retained earnings and cash flow for the period from January 1, 2003 through December 31, 2003 with all related notes and schedules thereto, accompanied by the reports thereon by Shengtai's Accountants (collectively referred to herein as the "Shengtai Audited Financial Statements") and (b) the unaudited balance sheets of Shengtai for each of January and February 2004 and the related statements of income of Shengtai (collectively referred to herein as the "Shengtai Interim Financial Statements and together with the Shengtai Audited Financial Statements are collectively referred to as the "Shengtai Financial Statements") have been delivered by Shengtai prior to Closing. The Shengtai Financial Statements (i) were prepared in accordance with the books of account and other financial records of Shengtai, (ii) present fairly the financial condition and results of operations of Shengtai as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP (except as may be indicated in the notes thereto) applied on a basis consistent with the past practices of Shengtai and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of Shengtai and the results of the operations of Shengtai as of the dates thereof or for the periods covered thereby (subject, in the case of Shengtai Interim Financial Statement, to normal recurring year-end adjustments).

         3.7. ABSENCE OF LITIGATION. There is no legal or administrative action or proceeding pending or, to the knowledge of Shengtai or the Original Shareholders after reasonable investigation, threatened against Shengtai or any property or asset of Shengtai.

         3.8. EMPLOYEE BENEFIT MATTERS.

                  3.8.1. BENEFIT PLANS. There are no employee benefit plans, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements to which Shengtai is a party, with respect to which Shengtai has any obligation, or which are maintained, contributed to, or sponsored by Shengtai for the benefit of any current or former employee, officer, or director of Shengtai.

         3.9. INTELLECTUAL PROPERTY.

                  3.9.1. All of the customer lists, products, product know-how and technology used by Shengtai in the conduct of its business as set forth on
SCHEDULE 3.9.1 (the "Shengtai Intellectual Property") will be made available to Bio-One upon the completion of the transaction contemplated by this Agreement.

                  3.9.2. No claim has been asserted to the best knowledge of the Original Shareholders and Shengtai that the use of the Shengtai Intellectual Property or the conduct of the business of Shengtai does or may infringe upon such rights of any third party.

                  3.9.3. Shengtai is the owner of the entire, title and interest in and to the Shengtai Intellectual Property, free and clear of all Encumbrances, and has the right to use, all the Shengtai Intellectual Property in the continued operations of Shengtai.

                  3.9.4. The Shengtai Intellectual Property has not been adjudged invalid or unenforceable in whole or part by any governmental authority.

                  3.9.5. To the knowledge of Shengtai and the Original Shareholders after reasonable investigation, no person or entity is engaging in any activity that infringes upon the Shengtai Intellectual Property or upon the rights of Shengtai therein. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Shengtai Intellectual Property.

                  3.9.6. Shengtai has not granted to, nor received from, any third party any license or sublicense of intellectual property.

         3.10. TAXES. Shengtai has (a) filed all federal, state, local and foreign Tax (as defined herein) returns required to be filed by it prior to the date of this Agreement (taking into account extensions), (b) paid or accrued all Taxes shown to be due on such returns and paid all applicable ad valorem and value added Taxes as are due, and (c) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (a), (b) or (c) for such filings, payments or accruals which would not, individually or in the aggregate, have an Shengtai Material Adverse Effect. Shengtai has open years for federal, state and local income Tax returns only for year 2003. Shengtai has not received from any governmental authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no material claims that have been asserted or threatened relating to such Taxes against Shengtai. Shengtai has withheld or collected and paid over to the appropriate governmental authorities (or is properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have an Shengtai Material Adverse Effect. For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature or excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and custom duties, tariffs and similar charges.

         3.11. ASSETS.

                  3.11.1. Except as disclosed in SCHEDULE 3.11.1, and excluding any Shengtai Intellectual Property which is covered in Section 3.9 hereof, Shengtai owns, leases or has the right to use all the properties and assets, including, without limitation, the real property and personal property, used in the conduct of its business or otherwise owned, leased, or used by Shengtai and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by Shengtai or in or relating to the conduct of its business (all such properties, assets and contract rights being the "Assets"). Shengtai has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances.

                  3.11.2. The Assets constitute all the properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are necessary in the conduct of, the business of Shengtai as it is currently conducted. Shengtai has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair, normal wear and tear excepted.

3.12. EXECUTION; NO INCONSISTENT AGREEMENTS; ETC. The execution and delivery of this Agreement by the Original Shareholders and Shengtai does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or by-laws of Shengtai, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Shengtai or the Original Shareholders is a party, pursuant to which Shengtai or the Original Shareholders otherwise receives benefits, or to which any of the properties of Shengtai or the Original Shareholders is subject.

         3.13. CORPORATE RECORDS. The statutory records, including the stock register and minute books of Shengtai, fully reflect all issuances, transfers and redemptions of its capital stock, correctly show and will correctly show the total number of shares of its capital stock issued and outstanding on the date hereof and on the Closing Date, the charter or other organizational documents and all amendments thereto, and its by-laws as amended and currently in force.

         3.14. ABSENCE OF CHANGES. Except as described in SCHEDULE 3.14, from the Balance Sheet Date to the date of this Agreement:

                  3.14.1. To the best knowledge of the Original Shareholders and Shengtai, there has been no adverse change in the business, assets, liabilities, results of operations or financial condition of Shengtai or its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which, singularly or in the aggregate, have had or will have a Shengtai Material Adverse Effect; and

                  3.14.2. Shengtai has complied with the covenants and restrictions set forth in Section 5 to the same extent as if this Agreement had been executed on, and had been in effect since the Balance Sheet Date.

         3.15. COMPLIANCE WITH LAW. The business and activities of Shengtai have at all times been conducted in accordance with its charter and organizational documents and by-laws and, to the best knowledge of each of the Original Shareholders and Shengtai, any applicable law, regulation, ordinance, order, license, permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body, except where the failure to do so would not result in a Shengtai Material Adverse Effect.

         3.16. CONTINGENCIES. There are no actions, suits, claims or proceedings pending, or, to the knowledge of Shengtai and the Original Shareholders after reasonable investigation, threatened against, by or affecting Shengtai in any court or before any arbitrator or governmental agency that may have a Shengtai Material Adverse Effect or which could adversely affect the right or ability of Shengtai to consummate the transactions contemplated hereby. To the knowledge of Shengtai and the Original Shareholders after reasonable investigation, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against Shengtai. There are no unsatisfied judgments against Shengtai and no consent decrees or similar agreements to which Shengtai is subject and which could have a Shengtai Material Adverse Effect.

         3.17. MATERIAL CONTRACTS. There are no contracts of Shengtai which involve consideration in excess of the equivalent of Ten Thousand Dollars (US $10,000.00) or have a term of one (1) year or more (collectively, the "Material Contracts").

         3.18. INSURANCE. SCHEDULE 3.18 contains a complete list of all policies of insurance presently maintained by Shengtai, all of which are, and will be maintained through the Closing Date, in full force and effect, and all premiums due thereon have been paid. Shengtai has received no notices of cancellation with respect thereto. Shengtai has heretofore delivered to Bio-One or its representatives a true, correct and complete copy of each such insurance policy.

         3.19. EMPLOYMENT AND LABOR MATTERS. SCHEDULE 3.19 sets forth the name, position, employment date, and current compensation (base and bonus) of each employee of Shengtai. Shengtai is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization. There has not been any attempt by any union or other labor organization to organize the employees of Shengtai at any time.

         3.20. ENVIRONMENTAL MATTERS. Shengtai is not in violation, in any material respect, of any Environmental Law (as defined herein); Shengtai has received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of Wastes (as defined herein) and other materials required for the operation of its business at present operating levels; and Shengtai is not liable or responsible for any clean up, fines, liability or expense arising under any Environmental Law, as a result of the disposal of Wastes or other materials in or on the property of Shengtai (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by Shengtai. As used herein, (a) "Environmental Laws" means, collectively, any federal or applicable state or local statute, law, ordinance, code, rule, regulation, order or decree (foreign or domestic) regulating, relating to, or imposing liability or standards of conduct concerning, Wastes, or the environment; and (b) "Wastes" means and includes any hazardous, toxic or dangerous waste, liquid, substance or material (including petroleum products and derivatives), the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

         3.21. INVENTORIES. The amounts stated as inventories of Shengtai on the Shengtai Financial Statements reflect fairly the products, materials and supplies and spare parts held by it on each respective date for its use or for sale to customers. The inventory shown on the Shengtai Financial Statements (i) represents items of a quality and quantity usable and saleable in the ordinary course of business, and (ii) conforms in all material respects to customary trade standards for such inventory in Shengtai's current markets. The quantity and quality of the inventory of Shengtai as of the Closing Date shall be the same as that existing as of the Balance Sheet Date, except for changes occurring in the ordinary course of business, none of which shall have a Shengtai Material Adverse Effect. Shengtai has not given and shall not give, prior to the Closing Date, any express written warranty with respect to any goods or products sold.

         3.22. RECEIVABLES. Except as set forth in SCHEDULE 3.22, all notes receivable and accounts receivable shown on the Shengtai Financial Statements and all such receivables now held by Shengtai were and are valid and collectible obligations of the respective makers thereof and were not and are not subject to any offset or counterclaim; except for a portion of such receivables, not to exceed the amount, if any, shown as the allowance for bad debt on the Shengtai Financial Statements, which may prove not to be collectible.

         3.23. AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in SCHEDULE 3.23, Shengtai is not, and since the date of the Shengtai Balance Sheet has not been, a party to any contract, agreement, lease or transaction with, or any other commitment to, (i) the Original Shareholders,
(ii) any person related by blood, adoption or marriage to the Original Shareholders, (iii) any director or officer of Shengtai, (iv) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least five percent (5.0%) beneficial interest in the capital stock or other type of equity interest in such corporation or other entity, or (v) any partnership in which any such party is a general partner or a limited partner having a five percent (5%) or more interest therein (any or all of the foregoing being herein referred to as a "Related Party" and collectively as the "Related Parties"). Without limiting the generality of the foregoing, except as set forth in SCHEDULE 3.23, (A) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have since the date of the Shengtai Balance Sheet been used in the business of Shengtai, and (B) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business: (1) which is or which, since inception of Shengtai, has been a competitor, customer or supplier of, or has done business with, Shengtai, or (2) which as of the date hereof sells or distributes products or provides services which are similar or related to the products or services of Shengtai.

         3.24. FULL DISCLOSURE. No representation or warranty of Shengtai or the Original Shareholders contained in this Agreement, and none of the statements or information concerning Shengtai contained in this Agreement and the Exhibits and Schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.25. ACKNOWLEDGMENT OF RECEIPT OF DISCLOSURE MATERIALS. The Original Shareholders have received and reviewed copies of the following disclosure documents filed by Bio-One with the Securities and Exchange Commission (collectively, the "SEC Documents"): (1) Reports on Form 10-QSB for the three month periods ended March 31, 2003, June 30, 2003, and September 30, 2003; and
(2) Registration Statement on Form SB-2, as amended, filed on July 15, 2003.

4. REPRESENTATIONS AND WARRANTIES OF BIO-ONE.

         To induce Shengtai and the Original Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Bio-One represents and warrants to and covenants with Shengtai and the Original Shareholders as follows:

         4.1. ORGANIZATION. Bio-One is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Bio-One is entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and Bio-One is duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where such failure would not result in a material adverse effect on Bio-One.

         4.2. CAPITALIZATION AND RELATED MATTERS.

                  4.2.1. Bio-One has authorized capital stock consisting of 500,000,000 shares of common stock, $0.001 par value per share, of which 44,553,996 shares were issued and outstanding as of the date hereof. The Bio-One Shares will be, as of the Closing Date, duly and validly authorized and issued, and fully paid and non-assessable, and will be issued to the Original Shareholders free of all Encumbrances, claims and liens whatsoever.

                  4.2.2. Except as set forth in the SEC Documents and/or as set forth on SCHEDULE 4.2.2 hereof, Bio-One does not have outstanding any securities convertible into capital stock, nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.

         4.3. EXECUTION; NO INCONSISTENT AGREEMENTS; ETC.

                  4.3.1. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been or will be prior to the Closing Date duly and validly authorized and approved by Bio-One and this Agreement is a valid and binding agreement of Bio-One, enforceable against Bio-One in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies.

                  4.3.2. The execution and delivery of this Agreement by Bio-One does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or by-laws of Bio-One, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Bio-One is a party, pursuant to which it otherwise receives benefits, or by which any of its properties may be bound.

         4.4. FINANCIAL STATEMENTS. Prior to Closing, Bio-One shall deliver to Shengtai the audited balance sheets of Bio-One as of December 31, 2003 and December 31, 2002, and the audited statement of income for the two fiscal years ended December 31, 2003 and 2002 (collectively, the "Bio-One Financial Statements"). The Bio-One Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except that the unaudited statements do not contain all the disclosures required by GAAP). Since September 30, 2003, there has been no material adverse change in the assets or liabilities, in the business or condition, financial or otherwise, of the Bio-One, or in its results of operations.

         4.5. LIABILITIES. Bio-One has no material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except (i) those reflected on the Bio-One Financial Statements, including the notes thereto, and (ii) the liabilities incurred in the ordinary course of business since September 30, 2003.

         4.6. CONTINGENCIES. There are no actions, suits, claims or proceedings pending or, to Bio-One's knowledge, threatened, against, by or affecting Bio-One in any court or before any arbitrator or governmental agency which could have a material adverse effect on Bio-One or which could materially and adversely affect the right or ability of the Bio-One to consummate the transactions contemplated hereby. To the knowledge of Bio-One, there is no valid basis upon which any such action, suit, claim or proceeding may be commenced or asserted against Bio-One. There are no unsatisfied judgments against Bio-One and no consent decrees or similar agreements to which Bio-One is subject and which could have a material adverse effect on Bio-One or which could materially and adversely affect the right or ability of Bio-One to consummate the transactions contemplated hereby.

         4.7. FULL DISCLOSURE. No representation or warranty of Bio-One contained in this Agreement, and none of the statements or information concerning Bio-One contained in this Agreement and the Schedules, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5. CONDUCT OF BUSINESS OF SHENGTAI AND JOINT VENTURE COMPANY PENDING CLOSING.

         5.1. Shengtai and the Original Shareholders covenant and agree that, between the date hereof and the Closing Date, the business of Shengtai or the Joint Venture Company shall be conducted only in the ordinary course and consistent with past practice.

         5.2. NO MATERIAL CHANGES. Except as contemplated in this Section 5.2, Shengtai or the Joint Venture Company shall not materially alter its organization, capitalization, or financial structure, practices or operations. Without limiting the generality of the foregoing:

                  (a) no change shall be made in the charter and organizational documents or by-laws of Shengtai;

                  (b) no change shall be made in the authorized or issued capital stock of Shengtai;

                  (c) Shengtai and the Joint Venture Company shall not issue or grant any right or option to purchase or otherwise acquire any of its capital stock or other securities;

                  (d) no dividend or other distribution or payment shall be declared or made with respect to any of the capital stock of Shengtai; and

                  (e) no change shall be made which affects Shengtai's banking arrangements.

         5.3. COMPENSATION. No increase shall be made in the compensation or employee benefits payable or to become payable to any director, officer, employee or agent of Shengtai and/or the Joint Venture Company, and no bonus or profit-share payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent, except in the ordinary course of business and consistent with prior practices.

         5.4. NOTIFICATION. Each party to this Agreement shall promptly notify the other parties in writing of the occurrence, or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect. The Original Shareholders shall promptly notify Bio-One of any event of which the Original Shareholders obtain knowledge which could have a Shengtai Material Adverse Effect.

6. CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

         The obligation of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions; any or all of which may be waived in whole or in part by the joint agreement of the parties hereto:

         6.1. ABSENCE OF ACTIONS. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions (or any other pending transaction involving Bio-One, the Original Shareholders or Shengtai when considered in light of the effect of the within transactions) shall constitute a violation of law or give rise to material liability on the part of Bio-One, the Original Shareholders or Shengtai.

         6.2. CONSENTS. The parties shall have received from any suppliers, lessors, lenders, lien holders or governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation hereof, including, without limitation, the consents listed on
SCHEDULE 6.2.

7. CONDITIONS TO OBLIGATIONS OF BIO-ONE.

         All obligations of Bio-One to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Bio-One:

         7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 3 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Shengtai or the Original Shareholders in connection with the transactions contemplated by this Agreement shall be true, correct and complete in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true, correct and complete at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

         7.2. COMPLIANCE WITH AGREEMENTS AND CONDITIONS. Shengtai and the Original Shareholders shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

         7.3. ABSENCE OF MATERIAL ADVERSE CHANGES. No material adverse change in the business, assets, financial condition, or prospects of Shengtai shall have occurred, no substantial part of the assets of Shengtai not substantially covered by insurance shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had or will have a Shengtai Material Adverse Effect.

         7.4. CERTIFICATE OF SHENGTAI AND ORIGINAL SHAREHOLDERS. Shengtai and the Original Shareholders shall have executed and delivered, or caused to be executed and delivered, to Bio-One one (1) or more certificates, dated as of the Closing Date, certifying in such detail as Bio-One may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 7.1 through
7.3 above.

8. CONDITIONS TO OBLIGATIONS OF THE ORIGINAL SHAREHOLDERS.

         All of the obligations of the Original Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part, by the Original
Shareholders:

         8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 4 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Bio-One in connection with the transactions contemplated by this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

         8.2. COMPLIANCE WITH AGREEMENTS AND CONDITIONS. Bio-One shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Bio-One prior to or on the Closing Date.

         8.3. ABSENCE OF MATERIAL ADVERSE CHANGES. No material adverse change in the business, assets, financial condition, or prospects of Bio-One, taken as a whole, shall have occurred, no substantial part of the assets of Bio-One, taken as a whole, shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had, or will have a material adverse effect on the business, assets, financial condition or prospects of Bio-One and its subsidiaries, taken as a whole.

         8.4. COMPLIANCE WITH SECTION 3.25. Bio-One shall have delivered to the Original Shareholders copies of documents set forth in SECTION 3.25 hereof.

         8.5. CERTIFICATE OF BIO-ONE. Bio-One shall have delivered to the Original Shareholders a certificate, executed by an executive officer of Bio-One and dated as of the Closing Date, certifying in such detail as counsel for the Original Shareholders may reasonably request to the fulfillment and satisfaction of the conditions specified in SECTIONS 8.1 through 8.4 above.

9. INDEMNIFICATION.

         9.1. INDEMNIFICATION BY THE ORIGINAL SHAREHOLDERS AND SHENGTAI. Subject to Section 9.5, the Original Shareholders and Shengtai (hereinafter collectively called the "Indemnitor") shall jointly and severally defend, indemnify and hold harmless Bio-One, its direct and indirect parent corporations, subsidiaries and affiliates (including the Joint Venture Company), their officers, directors, employees and agents (hereinafter collectively called "Indemnitees") against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "Indemnified Losses"), suffered or incurred by any Indemnitee by reason of, or arising out of:

                  (a) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Original Shareholders or Shengtai contained in this Agreement or in any certificate, schedule, instrument or document delivered to Bio-One by or on behalf of the Original Shareholders or Shengtai pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

                  (b) any liabilities of Shengtai of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, (i) existing as of the date of the Shengtai Balance Sheet, and required to be shown therein in accordance with GAAP, to the extent not reflected or reserved against in full in the Shengtai Balance Sheet; or (ii) arising or occurring between the Shengtai Balance Sheet Date and the Closing Date, except for liabilities arising in the ordinary course of business, none of which shall have a Shengtai Material Adverse Effect.

         9.2. INDEMNIFICATION BY BIO-ONE. Subject to Section 9.5, Bio-One (hereinafter called the "Indemnitor") shall defend, indemnify and hold harmless the Original Shareholders and Shengtai (hereinafter called "Indemnitee") against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "Indemnified Losses"), suffered or incurred by the Indemnitee by reason of or arising out of:

                  (a) any misrepresentation, breach of warranty or breach or non-fulfillment of any material agreement of Bio-One contained in this Agreement or in any other certificate, schedule, instrument or document delivered to the Original Shareholders by or on behalf of Bio-One pursuant to the provisions of this Agreement; and

                  (b) any liabilities of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising from Bio-One's ownership or operation of Shengtai after Closing, but only so long as such liability is not the result of an act or omission, of Shengtai, or the Original Shareholders occurring prior to Closing.

         9.3. DEFENSE OF CLAIMS.

                  9.3.1. Should any claim or action by a third party arise after the Closing Date for which an Indemnitor is liable under the terms of this Agreement, the Indemnitee shall notify the Indemnitor within ten (10) days after such claim or action arises and is known to Indemnitee, and shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitees within ten
(10) days after notice from the Indemnitees of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitees, provided that Indemnitees may participate in such defense at their own expense, and the Indemnitor shall, in any event, have the right to control the defense of the claim or action.

                  9.3.2. If the Indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, the Indemnitees may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitees may settle such claim or litigation on such terms as they may deem appropriate but subject to the Indemnitor's approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitees, within fifteen
(15) days after the Indemnitor's receipt of a written summary of such settlement. The Indemnitor shall promptly reimburse the Indemnitees for the amount of all expenses, legal and otherwise, incurred by the Indemnitees in connection with the defense and settlement of such claim or action.

                  9.3.3. If a non-appealable judgment is rendered against any of the Indemnitees in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Indemnitees, the Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment or discharge such lien before any of the Indemnitees is compelled to do so.

         9.4. WAIVER. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

         9.5. LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Agreement:

                  9.5.1. TIME LIMITATION. No party shall be responsible hereunder for any Indemnified Loss unless the Indemnitee shall have provided such party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnified Loss within one (1) year after the Closing Date (the "Indemnity Notice Period"); provided, however, that:

                       (a) there shall be no limit on the Indemnity Notice Period for indemnity claims: (i) against the Original Shareholders for Indemnified Losses arising or resulting from a breach of a representation or warranty of Original Shareholders relating to Environmental Laws, Taxes or any liability of Shengtai arising prior to the Closing and relating to the handling or disposal of Wastes or the failure to comply with any Environmental Law; and
(ii) against any party based on fraud, intentional breach or misrepresentation.

                  9.5.2. CAPS ON LOSSES. The aggregate liability of the Original Shareholders after Closing for Indemnified Losses shall not exceed the purchase Price. The aggregate liability of Bio-One after Closing for Indemnified Losses shall not exceed an amount equal to the Purchase Price.

                  9.5.3. INDEMNIFICATION BASKET. No party shall have any liability hereunder for Indemnified Losses after Closing, with respect to a breach of the representations and warranties contained herein, until the aggregate of all Indemnified Losses for which the Original Shareholders and Shengtai as a group or Bio-One, as applicable, are responsible under this Agreement exceeds $200,000 (the "Basket"); provided that once this Basket amount is exceeded for the Original Shareholders and Shengtai as a group or Bio-One, as applicable, the responsible party or parties shall be responsible for all Indemnified Losses, from the first dollar as if such Basket never existed; and further provided that this Section 9.5.3 shall not limit in any respect indemnity claims: (i) based upon fraud, intentional breach or misrepresentation;
(ii) arising from a breach by the Indemnitor of any covenant contained in Sections 2.2 and 2.3 hereof; or (iii) arising from a breach by the Original Shareholders of any representation or warranty contained in Section 3.2 hereto.

10. TERMINATION.

         10.1. TERMINATION. This Agreement may be terminated at any time on or prior to the Closing:

                  (a) By mutual consent of the parties hereto; or

                  (b) At the election of Bio-One if: (i) the Original Shareholders or Shengtai has breached or failed to perform or comply with any of their representations, warranties, covenants or obligations under this Agreement; or (ii) any of the conditions precedent set forth in Section 6 or 7 is not satisfied as and when required by this Agreement; or (iii) the Closing has not been consummated by June 30, 2004; or

                  (c) At the election of the Original Shareholders if: (i) Bio-One has breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement; or
(ii) any of the conditions precedent set forth in Section 6 or 8 is not satisfied as and when required by this Agreement; or (iii) if the Closing has not been consummated by June 30, 2004.

         10.2. MANNER AND EFFECT OF TERMINATION. Written notice of any termination ("Termination Notice") pursuant to this Section 10 shall be given by the party electing termination of this Agreement ("Terminating Party") to the other party or parties (collectively, the "Terminated Party"), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of ten (10) days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) day following the Terminated Party's receipt of Termination Notice. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from: (i) its obligations under Sections 2.2 and 2.3; or (ii) liability for its intentional breach of any representation, warranty or covenant contained herein, or its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder.

11. MISCELLANEOUS.

         11.1. NOTICES.

                  11.1.1. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery if delivered in person or if sent by Federal Express (or similar recognized overnight courier service) to the parties at the following addresses:

       If to Original Shareholders:    To the addresses contained on the
                                       signatures page of this Agreement

       With a copy to:                 Weifang Shengtai Pharmaceuticals Co. Ltd.
                                       208 Limin Road
                                       Changle County, Shandong Province
                                       People's Republic of China
                                       Attention: Liu Qingtai

       If to Bio-One:                  Bio-One Corporation
                                       1630 Winter Springs Blvd.
                                       Winter Springs, Florida  32708
                                       Attention: Armand Dauplaise

       With a copy to:                 Kirkpatrick & Lockhart LLP
                                       201 S. Biscayne Blvd.
                                       Suite 2000, Miami Center
                                       Miami, Florida  33131
                                       Attention: Clayton E. Parker, Esq.

       With a copy to:                 AllBright Law Offices
                                       Suite 2501, Jin Mao Building
                                       Shanghai, the People's Republic of
                                       China 200121
                                       Attention: Qian Yi

       If to Shengtai:                 Weifang Shengtai Pharmaceuticals Co. Ltd.
                                       208 Limin Road
                                       Changle County, Shandong Province
                                       People's Republic of China
                                       Attention: Liu Qingtai

                  11.1.2. Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

         11.2. SURVIVAL. The representations, warranties, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the parties and the consummation of the transactions contemplated herein and shall continue in full force and effect and survive after the Closing, subject to the limitations of Section 9.5.

         11.3. COUNTERPARTS; INTERPRETATION. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. All Schedules and Exhibits hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by a written instrument signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. For purposes of this Agreement "herein," "hereby," "hereof," "hereunder," "herewith," "hereafter" and "hereinafter" and similar words refer to this Agreement in its entirety, and not to any particular subsection or paragraph. References to "including" means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

         11.4. ARBITRATION. Any and all disputes or controversies arising out of this Agreement shall be finally settled by arbitration conducted in Florida in accordance with the then-existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that nothing in this Section 11.14 shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution of the dispute through arbitration. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 11.1 shall be valid and sufficient.

         11.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties hereto agree that any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be submitted for adjudication exclusively in any state or federal court sitting in Miami-Dade County, Florida, United States and each party hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party (a) waives any objection which it may have that such court is not a convenient forum for any such adjudication, (b) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby and (c) agrees that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court.

         11.6. PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

         11.7. WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

         11.8. HEADINGS. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

         11.9. EXPENSES. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Bio-One or the Original Shareholders as each party incurs such expenses, and none of such expenses shall be charged to or paid by Shengtai.

         11.10. FINDER'S FEES. Except for Aidi Financial Investment LLC, Bio-One represents to the Original Shareholders that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that except for the fee to be paid by Bio-One to Aidi Financial Investment LLC, no other fee or commission has been agreed by the Bio-One to be paid for or on account of the transactions contemplated hereby. The Original

Shareholders represents to Bio-One that no broker, agent, finder or other party has been retained by the Original Shareholders or Shengtai in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Original Shareholders or Shengtai to be paid for or on account of the transactions contemplated hereby.

         11.11. GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

         11.12. ACCEPTANCE BY FAX. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

         11.13. ATTORNEYS' FEES. In the event of any litigation or other proceeding arising out of or in connection with this Agreement, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys' fees and court costs from the other party or parties.

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement or caused this Stock Purchase Agreement to be duly executed by their duly authorized officers as of the date first above written.

                                  BIO-ONE CORPORATION

                                  By:
                                     -----------------------------------
                                  Name:    Armand Dauplaise
                                  Title:   President


                                  WEIFANG SHENGTAI PHARMACEUTICALS CO. LTD.


                                  By:
                                      ----------------------------------------
                                  Name:
                                      ----------------------------------------
                                  Title:
                                        --------------------------------------

                                  THE ORIGINAL SHAREHOLDERS:


                                  --------------------------------------------
                                  Name: Liu Qingtai
                                  Address: 208 Limin Road
                                           Changle County, Shandong Province
                                           People's Republic of China